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                                                           Exhibit 12.01

                                   METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   AND PREFERRED STOCK DIVIDENDS

                          The ration of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.


                                              Nine Months Ended             Year Ended September 30
                                                   June 30                   (Dollars in Thousands)
                                             -------------------   ------------------------------------------------
                                               1999       1998       1998      1997      1996      1995      1994
                                             --------   --------   --------  --------  --------  --------  --------
Net income                                   $ 16,086   $ 10,660   $ 10,327  $  9,668  $  8,038  $  6,303  $  5,478
Add:
 Interest                                      16,088     14,189     19,633    19,375    18,788    16,381    19,895
 Taxes on income                              (12,697)     5,588      5,475     5,073     4,235     3,108     4,422
                                             --------   --------   --------  --------  --------  --------  --------
Adjusted earnings                            $ 19,477   $ 30,437   $ 35,465  $ 34,116  $ 31,061  $ 25,792  $ 28,365
                                             ========   ========   ========  ========  ========  ========  ========
Preferred stock dividend requirements        $  2,639   $  2,849   $  3,732  $  4,113  $  3,868  $  4,038  $  3,423
Ration factor of income after
 provision for income taxes to income
 before provision for income taxes                100%        66%        66%       66%       66%       67%       66%
Preferred stock dividend factor on
 pretax basis                                   2,639      4,328      5,687     6,244     5,880     6,006     5,220
Fixed charges
 Interest                                      16,088     14,189     19,663    19,375    18,788    16,381    19,895
 Capitalized interest                             663        429        611       521     2,468     2,730     2,152
                                             --------   --------   --------  --------  --------  --------  --------
Fixed charges and preferred stock
 dividends                                   $ 19,390   $ 18,946   $ 25,961  $ 26,140  $ 27,136  $ 25,117  $ 27,267
                                             ========   ========   ========  ========  ========  ========  ========
Ratio of adjusted earnings to fixed
 charges and preferred stock dividends           1.00       1.61       1.37      1.31      1.14      1.08      1.04
                                             ========   ========   ========  ========  ========  ========  ========
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02-51699.01